Exhibit 99.1

Global Technologies, Ltd. Enters into Letter of Intent to Acquire EV Space Company, GOe3, LLC

Parsippany, NJ January 2nd 2024-Global Technologies, Ltd. (OTC Pink:GTLL), a company with operations in the acquisition and redevelopment of distressed properties, is pleased to announce that the Company will expand its operations by entering into the EV space through its execution of a non-binding Letter of Intent (“LOI”) to acquire GOe3, LLC (“GOe3”).

The LOI sets forth the proposed terms and conditions pursuant to which the Company and GOe3 intend to effect a business combination, as a result of which GOe3 will conduct business as a wholly-owned subsidiary of the Company (“Proposed Transaction”). The Company anticipates that the Proposed Transaction will be structured as a share-for-share exchange, with the Company’s shareholders retaining 30% and GOe3 receiving 70% of the combined Company. The Company will designate a new preferred stock to issue to the GOe3 members in exchange for the membership units. At Closing, Bruce Brimacombe will be named the Company’s President and appointed to the Company’s Board of Directors. Promptly following the closing, the Company will adopt a plan to apply for an uplist to a national exchange or the NASDAQ.

“This is an exciting and important time at the Company,” stated Fredrick Cutcher, Chief Executive Officer of Global Technologies. “With an expected infusion of capital with the Proposed Transaction, Global Technologies should be well positioned to accelerate its new revenue opportunities in the EV space.”

The Proposed Transaction has been approved by the Board of Directors of the Company and the Managing Members of GOe3 and is expected to close in the first quarter of CY 2024. The Transaction will be considered a “reverse merger” because the members of GOe3 will own more than a majority of the outstanding common stock of the Company following completion of the Proposed Transaction.

About GOe3, LLC

GOe3, LLC (“GOe3”) began operations on February 12, 2000. GOe3 intends on building and operating a network of universal electric vehicle (“EV”) charging stations within 45-75 miles of selected interstate highways across the U.S. GOe3 believes its patent-pending charging station design will be a vital component to the electric vehicle charging station expansion.

The GoE3 Platform includes:

●	GOe3’s Unique, Universal 50+ kW Combination Level 2/3 E³EV Charging Station
●	GOe3 Integrated Solar Deployment
●	GOe3 Travel Phone App and Integrated Business/Consumer Portals

Highlights:

●	Multiple patents pending, including networking charging stations;
●	Ability to charge any EV manufactured at the fastest possible rate (CHAdeMO, SAE quick charge when available, J1772, and Tesla supported);
●	Proprietary advertising/coupon portal supports geo-targeted marketing for surrounding businesses, creating exponential revenue potential; and
●	Phone App/Business Portal capitalizes on industry unique features to generate revenue e.g. hotel booking commissions, coupon revenue, business services revenue, user friendly data mining, sponsorships, and more.

Additional information about the GOe3 can be found at www.goe3.com.

About Global Technologies, Ltd.:

Global Technologies, Ltd. (OTC Pink: GTLL) is a publicly traded company with a strong focus on entering new markets including the acquisition and redevelopment of distressed properties. The company seeks to capitalize on underutilized or undervalued assets, creating opportunities for growth, and delivering exceptional value to shareholders.

Contact:

Global Technologies, Ltd

(973) 233-5151

info@globaltechnologiesltd.info